FS Real Asset Fund (Cayman)

INVESTMENT CO-ADVISORY AGREEMENT

This INVESTMENT CO-ADVISORY AGREEMENT (this “Agreement”) is entered into and effective as of April 11, 2022 among FS Fund Advisor, LLC, a Delaware limited liability company (the “Adviser”); FS Real Asset Fund (Cayman), a Cayman Islands exempted company (the “Fund”); and Chiron Investment Management, LLC, a Delaware limited liability company (the “Co-Adviser”).

Recitals

The Fund is a wholly-owned subsidiary of the FS Chiron Real Asset Fund (“Real Asset”), a series of The Advisors’ Inner Circle Fund III, a Delaware statutory trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Fund relating to the provision of portfolio management services to the Fund.

The Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more investment advisers.

The purpose of the Fund is to facilitate the implementation of Real Asset’s investment strategies, particularly with respect to commodity-related derivative instruments and commodity futures.

The Adviser and the Board of Directors of the Fund (the “Board”) desire to retain the Co-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement.

Agreement

The Adviser and the Co-Adviser agree as follows:

1.	Appointment.

a.	Role of Co-Adviser. The Adviser appoints the Co-Adviser to provide certain co-investment advisory services to the Fund, subject to the oversight and direction of the Adviser and the Board, for the period set forth in this Agreement. Without limiting the generality of the previous statement, the Co-Adviser shall manage the investment and reinvestment of the assets of the Fund in accordance with such investment strategies and within such limitations as the Adviser and the Co-Adviser shall agree in writing from time to time (the “Strategy”). The Co-Adviser acknowledges and agrees that the various investment advisory and other services to be performed by the Co-Adviser will apply to the portion of the Fund’s assets that Adviser or the Board shall from time to time designate, which may consist of all, a portion, or none of the Fund’s assets (the “Allocated Portion”). The Co-Adviser accepts its appointment and agrees, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations set forth in this Agreement for the compensation referenced in Section 5 of this Agreement. The Co-Adviser shall for all purposes of this Agreement be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Trust, or the Fund in any way.

b.	Limitations of Co-Adviser’s Responsibility. Except as expressly set forth in this Agreement, the Co-Adviser shall not be responsible for aspects of the Fund’s investment program other than the management of the Allocated Portion in accordance with the Strategy or for any obligations of the Fund.

c.	Co-Advisory Arrangement Not Exclusive for Fund. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers or co-advisers in addition to the Co-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Co-Adviser an exclusive arrangement to act as the sole co-adviser to the Fund. It is further acknowledged and agreed that the Adviser makes no commitment to designate any portion of the Fund’s assets to the Co-Adviser as the Allocated Portion.

2.	Co-Adviser Duties.

The Co-Adviser is granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.	Supervision; Adviser Retains Certain Authority. In furnishing the services under this Agreement, the Co-Adviser will be subject to the supervision of the Adviser and the Board. Subject to written notice to the Co-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Co-Adviser under this Agreement.

b.	Continuous Investment Program. The Co-Adviser shall implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing, the Co-Adviser is authorized: (a) to make investment decisions on a discretionary basis for the Fund in respect of the Allocated Portion, including decisions for the investment and reinvestment of the assets (including cash and cash equivalent assets) held in the Allocated Portion; (b) to place purchase and sale orders for portfolio transactions in respect of the Allocated Portion, including the purchase and sale (including short sales) of commodity interests and other derivative instruments, and to manage otherwise uninvested cash or cash equivalent assets of the Allocated Portion; and (c) subject to Section 2(d) below, to execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Co-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Co-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney in fact).

c.	Management in Accordance with Fund Governing Documents and Procedures. The Co-Adviser will manage the Allocated Portion subject to and in accordance with (i) the Strategy; (ii) the policies and restrictions of the Fund set forth in the Trust’s Agreement and Declaration of Trust, as amended, By-Laws and the Trust’s registration statement with respect to Real Asset and the Fund (as from time to time amended, supplemented and in effect, the “Registration Statement”) (collectively, the “Governing Documents”); (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder, the diversification and source of income provisions of the Internal Revenue Code of 1986, as amended, and regulations thereunder applicable to qualification as a “regulated investment company,” as if the Allocated Portion were itself a “regulated investment company,” and the Commodity Exchange Act of 1936, as amended, and the exclusion from the definition of “commodity pool operator” set forth in Rule 4.5 thereunder as if the Allocated Portion were itself the Fund; and (iv) any instructions which the Adviser or the Board may issue in writing to the Co-Adviser from time to time (collectively, “Investment Restrictions”). The Co-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board with respect to the Fund as from time to time in effect and communicated in advance in writing to the Co-Adviser (the “Procedures”). The Adviser has provided to the Co-Adviser copies of all current Governing Documents and current Procedures and shall provide to the Co-Adviser any amendments or supplements thereto. The Adviser will endeavor to provide reasonable prior written notice to the Co-Adviser of any relevant changes to the Governing Documents or the Procedures and with such additional information as may be reasonably necessary for or reasonably requested by the Co-Adviser to perform its responsibilities pursuant to this Agreement. The Co-Adviser shall bear no responsibility or liability for failure to comply with any Governing Documents or Procedures unless such materials have been received in writing and the Co-Adviser has had a reasonable opportunity to review such materials.

d.	Fund Counterparties. The Co-Adviser will utilize counterparties for prime brokerage, futures and options clearing, and ISDA services under agreements set up by, and in the name of, the Adviser or the Fund. The Co-Adviser will assist the Adviser in negotiating trading terms and other arrangements with prime brokerage, futures and options clearing, and ISDA counterparties upon request. In effecting transactions for the Allocated Portion, the Co-Adviser will utilize broker-dealers for trade execution selected by the Co-Adviser and accounts set up by the Co- Adviser with such broker-dealers. The Co-Adviser is authorized to execute standard give-up agreements through EGUS, the FIA Electronic Give-Up Agreement System, on behalf of the Fund and will promptly furnish a list of all such give-up agreements upon request from the Adviser or the Fund. The Adviser will be responsible for managing any collateral and margin requirements associated with investments made for the Allocated Portion.

e.	Reports. The Co-Adviser shall render such reports to the Board and the Adviser as mutually agreed with the Co-Adviser concerning the investment activities of the Co-Adviser with respect to the Fund. On each business day, the Co-Adviser shall provide reports (to which the Adviser will have access) to the Fund’s administrator (the “Administrator”) regarding (i) the securities or other instruments held in the Allocated Portion; and (ii) the securities or other instruments purchased and sold for the Allocated Portion by the Co-Adviser on that business day. The Co-Adviser also shall provide such additional information to the Adviser or the Administrator regarding the Co-Adviser’s implementation of the Strategy in respect of the Fund as the Adviser or Administrator may reasonably request.

f.	Proxy Voting. The Adviser shall be responsible for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Allocated Portion. The Co-Adviser shall have no authority with respect to such items. It is acknowledged and agreed that the Co- Adviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Allocated Portion.

g.	Co-Adviser’s Management and Monitoring of the Allocated Portion. The Co- Adviser shall be responsible for monitoring on each U.S. business day the investment activities and portfolio holdings associated with the Allocated Portion to ensure compliance with the Strategy, relevant Governing Documents and Procedures and applicable law. The Adviser or the Fund, as applicable, shall timely provide to the Co-Adviser all information and documentation that the parties mutually agree are necessary or appropriate to enable the Co-Adviser to fulfill its obligations under this Agreement. The Co-Adviser shall act on any reasonable instructions of the Adviser with respect to the investment activities used to manage the Allocated Portion to ensure the Fund’s compliance with the Governing Documents, Procedures, including the Fund’s Investment Guidelines which are agreed to between the Adviser and Co-Adviser in a separate document and applicable law, including the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Commodity Exchange Act and the respective rules and regulations thereunder, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationship described hereunder and to the conduct of its business as a registered investment adviser. The services of the Co-Adviser are not deemed exclusive and the Co-Adviser shall be free to render similar services to others (including other investment companies) so long as the services provided to the Allocated Portion are not impaired thereby. The Adviser and the Fund acknowledge that the performance of the Allocated Portion and of other accounts managed by the Co-Adviser implementing a substantially similar Strategy will differ due to a variety of reasons, including, but not limited to, the Governing Documents, the Procedures, trading counterparties, degree of leverage utilized, trading level changes, and fees and expenses incurred.

h.	Daily Transmission of Information to Custodian. In connection with any purchase and sale of securities or other instruments for the Allocated Portion, the Co-Adviser will arrange for the transmission to the custodian for the Fund (the “Custodian”) on a daily basis such confirmation, trade tickets and other documents and information, including, but not limited to, CUSIP, Sedol or other numbers that identify the securities or other instruments to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative and recordkeeping responsibilities with respect to the Fund. Copies of such confirmations, trade tickets, and other documents and information shall be provided concurrently to the Administrator in the same format and method as to provide these to the Custodian. With respect to securities or other instruments to be settled through the Fund’s Custodian, the Co-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian. The parties acknowledge that the Co-Adviser is not a custodian of the Fund’s assets and will not take possession or custody of such assets. The Co-Adviser shall have the authority to instruct the Custodian: (i) to pay cash for securities and other property delivered to the Custodian, (ii) to deliver securities and other property against payment to the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Co-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein.

i.	Assistance with Valuation. In accordance with the Procedures, the Co-Adviser will, upon request, provide reasonable assistance to the Adviser and the Custodian, Administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or which the Adviser or the Board has otherwise determined to fair value. The Co-Adviser will not be responsible for determining the fair value of any instrument held by the Fund.

j.	Provision of Information and Certifications. The Co-Adviser, upon advance written request, shall timely provide to the Adviser and the Trust, on behalf of Real Asset and the Fund, information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Co-Adviser in respect of its services to the Fund and in connection with the compliance by any of them with the requirements of the Governing Documents, the Procedures and any applicable law, including, without limitation, (i) information and commentary relating to the Co-Adviser or the Allocated Portion for Real Asset’s annual and semi-annual reports, in a format reasonably agreed between the Adviser and the Co-Adviser, together with (A) a certification that such information and commentary discuss the factors that materially affected the performance of the Fund with respect to the Allocated Portion, including the relevant market conditions and the investment techniques and strategies used and (B) additional certifications related to the Co-Adviser’s management of the Fund in order to support compliance by the Fund and Real Asset with the provisions of the Sarbanes-Oxley Act of 2002 and Real Asset’s filings on Form N-CSR, Form N-PORT, N-CEN and other applicable forms, and the related certifications of the Trust’s Principal Executive Officer and Principal Financial Officer under Rule 30a-2 under the 1940 Act; (ii) within ten business days following a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Co-Adviser and the Co-Adviser’s management of the Allocated Portion; (iii) certification that materials the Co-Adviser reviews in accordance with Section 2(l) contain no material misstatement or omission insofar as they describe the Co-Adviser and Strategy, including the risks and investment strategies involved in the Strategy; and (iv) a quarterly certification from the Co-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the design and operation of the Co-Adviser’s compliance program. The format of each certification set forth in this Section 2(j) shall be reasonably agreed between the Adviser and the Co-Adviser.

k.	Code of Ethics. The Co-Adviser will provide the Adviser with a copy of its code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Co-Adviser also will certify upon request to the Trust on behalf of the Fund and the Adviser that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Co-Adviser has done to seek to ensure such compliance in the future. Annually, the Co-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Code of Ethics, to the Trust and the Adviser. The Co-Adviser shall notify the Adviser and/or the Fund’s Chief Compliance Officer promptly of any material violation of the Code of Ethics involving the Fund. Upon request of the Board or the Chief Compliance Officer on behalf of the Fund or the Adviser with respect to such violations of the Code of Ethics involving the Fund, the Co-Adviser will permit representatives of the Trust or the Adviser to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Code of Ethics. The Co-Adviser will provide such additional information regarding such violations of the Code of Ethics as the Board or the Chief Compliance Officer on behalf of the Fund or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from such a violation of the Code of Ethics. Further, the Co-Adviser represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Co-Adviser and its employees.

l.	Co-Adviser Review of Materials. Upon the Adviser’s reasonable advance written request, the Co-Adviser shall review and comment upon, within five business days of receipt, selected portions relating to the Co-Adviser and/or Strategy (including the Allocated Portion) of the Registration Statement, periodic reports to shareholders, reports and schedules filed with the Securities and Exchange Commission (the “SEC”) (including any amendment, supplement, or sticker to any of the foregoing), other offering documents and ancillary sales and marketing materials prepared by the Fund or the Adviser for Real Asset and the Fund (collectively, “Disclosure Documents”), and participate, at the reasonable request of the Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of Real Asset and the Fund. The Co-Adviser will promptly inform the Fund and the Adviser if any information in the Registration Statement previously provided to the Co-Adviser for review and comment that relates to the Co-Adviser and/or the Strategy implemented for the Allocated Portion is (or, to the knowledge of the Co-Adviser, will become) materially inaccurate or incomplete.

m.	Regulatory Communications and Notices. The Co-Adviser shall promptly provide notice to the Adviser regarding any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, relating to (i) the Co- Adviser’s management of the Allocated Portion or that otherwise relate to the Fund or (ii) that involve matters that may reasonably be expected to materially adversely affect the Co-Adviser’s ability to provide services to the Fund. To the extent that such inspections, notices, or inquiries relate to the Fund, the Co-Adviser shall promptly make available such documents to the Adviser unless, in the opinion of the Co-Adviser’s counsel, the Co-Adviser would be legally prohibited from doing so.

n.	Notice of Material Actions / Change in Control. The Co-Adviser will keep the Trust and the Adviser informed of developments of which the Co-Adviser has knowledge that would materially adversely affect the Fund. The Co-Adviser will as soon as reasonably practicable notify the Adviser in writing of the occurrence of any of the following events: (i) it is served or otherwise receives written notice of any material action, suit, proceeding or investigation, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency (A) involving the affairs of the Fund or (B) that may reasonably be expected to materially adversely affect the investment management business of the Co-Adviser; and (ii) there is any change in the partners (or equivalent persons) of the Co-Adviser or in the actual control or management of the Co-Adviser or in the portfolio manager(s) primarily responsible for the day-to-day management of the Allocated Portion.

o.	Trade Errors. The Co-Adviser shall notify the Adviser promptly upon detection of any trade error in connection with its management of the Allocated Portion. In the event of such an error, the Co-Adviser shall also provide a memorandum to the Adviser that describes the error. Further, the Co-Adviser shall provide access to the Adviser and the Fund, or their agents, to all documents and information related to any such error, its analysis and correction, and the correction of any such error impacting the Fund must be corrected to the satisfaction of the Adviser and the Fund. The Co-Adviser will reimburse the Fund for costs, losses or damages incurred, arising out of or resulting from any error directly caused by the Co-Adviser. It is acknowledged and agreed that, under appropriate circumstances and as agreed to by the Fund, any error that results in a gain to the Fund may be offset against any liability of the Co-Adviser under this Agreement. For the avoidance of doubt, the term trade error shall include, but is not limited to, any trade by the Co-Adviser in violation of the Investment Restrictions or this Agreement.

3.	Broker-Dealer Selection.

To the extent provided in the Registration Statement, and in accordance with applicable law and applicable policies and procedures of the Co-Adviser, as approved by the Board (the “Co-Adviser Procedures”), the Co-Adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions for the Allocated Portion, when applicable, with or through such brokers, dealers or other financial institutions described in Section 2(d) hereof. The Co-Adviser shall use its reasonable best efforts to seek to obtain the best execution on all portfolio transactions executed in respect of the Allocated Portion in accordance with its best execution policy. The Co-Adviser may, to the extent permissible by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consistent with the applicable Co-Adviser Procedures, consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction or to other transactions to which other clients of the Co-Adviser may be a party.

On occasions when the Co-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Co-Adviser, the Co-Adviser may, but shall be under no obligation to, in accordance with applicable law and any relevant Co-Adviser Procedures, aggregate the securities to be so purchased or sold with other orders for other clients of the Co-Adviser in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Co-Adviser consistent with the Co-Adviser Procedures and in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

On an annual basis, at such time as the Adviser or the Board shall request, the Co-Adviser will provide a written report to the Adviser and the Board, in a form reasonably agreed between the Co-Adviser and the Adviser, summarizing (i) the brokerage details with respect to transactions executed by the Co-Adviser for the Allocated Portion and (ii) the “soft dollar” arrangements that the Co-Adviser maintains with brokers or dealers that execute transactions for the Allocated Portion, and of the general types of research and other services provided to the Co-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions for the Allocated Portion to the broker or dealer.

4.	Books and Records; Periodic Reports.

a.	Maintenance Requirements. The Co-Adviser shall maintain such books and records with respect to the Allocated Portion as are required by applicable law and regulation, including the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1 under the 1940 Act) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Co-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Trust or the Adviser the Fund’s Books and Records upon the request of the Board or the Adviser; provided, however, that the Co-Adviser may retain confidential copies of the Fund’s Books and Records at its own cost. The Co-Adviser shall make the Fund’s Books and Records available for inspection and use by the SEC and other regulatory authorities having authority over the Fund, Real Asset, the Trust, the Adviser or any person retained by the Board at all reasonable times during the Co- Adviser’s normal business hours as requested by the Board or the Adviser upon reasonable prior written notice to the extent such books and records are not maintained by the Custodian. Where applicable, the Fund’s Books and Records shall be maintained by the Co-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Trust or the Adviser. The Adviser and Fund’s Chief Compliance Officer shall, upon reasonable notice, be provided with access to the Co-Adviser’s documentation and records relating to the Fund and copies of such documentation and records during the Co- Adviser’s normal business hours.

b.	Periodic Reports. The Co-Adviser shall (i) render to the Board such periodic and special reports as the Board or the Adviser may reasonably request; and (ii) meet with any representatives of the Adviser or the Trust at the reasonable request of the Adviser or the Board for the purpose of reviewing the Co-Adviser’s performance under this Agreement upon reasonable advance notice.

5.	Compensation of the Co-Adviser.

For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall not pay compensation to the Co-Adviser; rather, the Co-Adviser will be compensated by the Adviser in accordance with Section 5 of that certain Investment Co-Advisory Agreement between the Adviser and the Co-Adviser dated September 1, 2021 (the “FS Chiron Real Asset Co-Advisory Agreement”).

6.	Allocation of Charges and Expenses.

The Co-Adviser shall bear its own expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Co-Adviser under this Agreement or by the Adviser under the Advisory Agreement.

7.	Standard of Care; Breach.

a.	Standard of Care. The Co-Adviser will exercise its best judgment and act in good faith in rendering services in accordance with the terms of this Agreement.

b.	Notification, Curing Breach. The Co-Adviser shall use reasonable best efforts to cooperate with the Adviser and the Fund in curing any regulatory or compliance material breaches or breaches of this Agreement as promptly as possible. The Co-Adviser will notify the Adviser and the Fund as soon as reasonably practicable upon detection of any material breach by the Co-Adviser of the 1940 Act, the Governing Documents, the Procedures, the Strategy or this Agreement.

8.	Use of Names and Track Record.

a.	Adviser’s and Fund’s Use of Co-Adviser Name. For so long as the Fund remains in existence and this Agreement remains in effect with respect to the Allocated Portion, the Adviser and the Fund shall have a royalty-free license to use the name of the Co-Adviser, including any short-form of such name, or any combination or derivation thereof, for the purpose of identifying the Co-Adviser as a co-adviser to the Fund; provided, that the Adviser and the Fund shall be permitted to use the name of the Co-Adviser to the extent required in regulatory disclosures or shareholder communications relating to periods preceding termination of this Agreement. The Co-Adviser acknowledges and agrees that the Adviser, the Fund and Real Asset’s selling agents may use such names in marketing Real Asset to current and prospective investors. The Adviser, Real Asset and the Fund shall cease to use the name of the Co-Adviser in any newly printed materials (except as may, in the sole discretion of the Adviser, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement with respect to the Fund. During the term of this Agreement, the Adviser shall, as provided in Section 2(l) of this Agreement, provide to the Co-Adviser for the Co- Adviser’s review and approval selected portions of all sales, other marketing materials and any other materials (except required regulatory disclosures) utilizing the name of the Co-Adviser and any combination or derivation thereof (solely to the extent the use of the name of the Co-Adviser and any combination or derivation thereof has materially changed from sales or other marketing materials previously approved by the Co-Adviser), provided, however, that if the Co-Adviser fails to comment in writing (including via e-mail) by the end of the tenth business day after receipt of such materials, the Co-Adviser will be deemed to approved, at the end of the tenth business day following receipt of such materials by the Co-Adviser, the materials. The Adviser represents and warrants that it will not make, or cause or allow any of its affiliates to make, any oral or written statement to any third party that disparages, defames or reflects adversely upon the Co-Adviser.

b.	Restrictions on Use of Adviser’s Name. The Co-Adviser shall not use the name of the Trust, Real Asset, the Fund, the Adviser, “Franklin Square Holdings, L.P.” or “FS Investments” (or any combination or derivation thereof) in any material without the Adviser’s prior written approval (other than identifying the foregoing in lists of the Co-Adviser’s clients and in required regulatory disclosures). The Co-Adviser represents and warrants that it will not make, or cause or allow any of its affiliates to make, any oral or written statement to any third party that disparages, defames or reflects adversely upon the Trust, Real Asset, the Fund, the Adviser, Franklin Square Holdings, L.P. or FS Investments.

c.	Co-Adviser’s Use of Track-Record. The Co-Adviser may use performance data it generates in connection with the Allocated Portion for its track record, provided that the Fund is not specifically identified by name without the Adviser’s prior written approval.

9.	Liability and Indemnification.

a.	The Co-Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in the Trust’s Agreement and Declaration of Trust, as amended. The Co-Adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Co-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any other series of the Trust or any Trustees or officer, employee or agent of the Fund or other series of the Trust.

b.	The Co-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Disclosure Documents relating to the Co-Adviser and the Co-Adviser’s affiliates (other than the Adviser), the Fund’s investment strategies and related risks, and other information supplied by the Co-Adviser for inclusion therein.

c.	The Co-Adviser shall indemnify the Adviser and its respective trustees, members, officers, employees and shareholders, and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Adviser Indemnitees”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) incurred by each of them in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or communication to current or prospective investors in the Fund relating to disclosure provided to the Adviser or the Fund by the Co-Adviser for inclusion in such documents; (ii) the bad faith, willful misconduct or gross negligence by the Co-Adviser in the performance of its duties under this Agreement or the reckless disregard of its obligations or duties hereunder; (iii) the failure of the Co-Adviser to execute, or cause to be executed, portfolio investment transactions according to the requirements of applicable law, the Strategy, the Governing Documents or the Procedures; (iv) as a result of any failure by the Co-Adviser to exercise the standard of care set forth in this Agreement; or (v) any material breach of this Agreement; provided, however, that nothing in this Agreement shall protect any Adviser Indemnitee against any liability to which such Adviser Indemnitee would otherwise be subject by reason of his, her or its willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

d.	The Adviser shall indemnify the Co-Adviser and each of its members, partners, officers, employees and shareholders, and each person, if any, who controls the Co-Adviser within the meaning of Section 15 of the Securities Act (collectively, the “Co-Adviser Indemnitees”), against, and hold them harmless from, any and all Losses incurred by each of them in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or any other communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure provided to the Adviser or the Fund by the Co-Adviser for inclusion in such documents); (ii) any action or inaction by the Co-Adviser that the Co-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s written instructions to the Co-Adviser; (iii) the bad faith, willful misconduct or gross negligence of the Adviser in the performance of its duties under this Agreement or the reckless disregard of its obligations or duties hereunder; (iv) any failure by the Adviser to exercise the standard of care set forth in this Agreement; or (v) any material breach of this Agreement by the Adviser; provided, however, that nothing in this Agreement shall protect any Co- Adviser Indemnitee against any liability to which such Co-Adviser Indemnitee would otherwise be subject by reason of his, her or its willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

e.	The Co-Adviser shall indemnify and hold harmless the Company, each affiliated person of the Company within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Company within the meaning of Section 15 of the Securities Act (any said person, a “Company Indemnitee”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the Securities Act, the Exchange Act, the 1940 Act, or other U.S. federal or state statutory law or regulation, or Cayman Islands law, rule or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Co-Adviser of this Agreement or of the representations and warranties made by the Co-Adviser herein; (ii) any trade error (as such term is used in Section 2(o) hereof); (iii) any untrue statement of a material fact by the Co-Adviser contained in any Disclosure Document relating to the Co-Adviser and the Co-Adviser’s affiliates (other than the Adviser), the Fund’s investment strategies and related risks, and other information supplied by Co-Adviser for inclusion therein, or the omission by the Co-Adviser from a Disclosure Document of a material fact regarding the Co-Adviser or the Co-Adviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Co-Adviser’s performance or non-performance of the Co-Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Company Indemnitee who is a director or officer of the Company against any liability to the Company or to the Company’s shareholders to which said Company Indemnitee otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Company.

f.	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(c), 9(d) or 9(e) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(c), 9(d) or 9(e) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding; provided that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party; provided that such party is not materially prejudiced by such failure to notify. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

g.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law, and shall not protect any person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of such person’s duties or by reason of its reckless disregard of such person’s obligations and duties under this Agreement.

10.	Co-Adviser Insurance.

The Co-Adviser agrees that it will maintain at its own expense an errors and omissions insurance policy in what it deems to be a commercially reasonable amount and commercial general liability insurance in what it deems to be a commercially reasonable amount with respect to the Co-Adviser. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Co-Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian. Any assets added to the Fund shall be delivered directly to the Fund’s Custodian, and the Co-Adviser shall have no liability for the acts or omissions of any such Custodian. For purposes of clarity, the Co-Adviser shall not have custody of any assets of the Fund.

12.	Representations of the Co-Adviser.

The Co-Adviser represents, warrants and further covenants as follows on the date hereof:

a.	Duly Organized / Good Standing. It is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Co-Adviser of this Agreement are within the Co-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (i.e., its partners or board of directors/trustees/members), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Co-Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Co-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Co-Adviser, (ii) the Co-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Co-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Co-Adviser have full authority and power to execute this Agreement on behalf of the Co-Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Co-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Co-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the federal securities laws from occurring, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency relating to its services under this Agreement; and (vi) will promptly notify the Adviser of the occurrence of any event that disqualifies the Co-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of the Co-Adviser’s knowledge, (i) there are no material pending, threatened or contemplated actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it is a party or to which it or any of its assets are subject, nor has it received any notice of an investigation, inquiry or dispute by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its activities which might reasonably be expected to result in a material adverse effect on the Fund or which might reasonably be expected to materially impair the Co-Adviser’s ability to discharge its obligations under this Agreement; and (ii) there are no material pending, threatened or contemplated actions, suits, proceedings or investigations involving investment-related claims or actions before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel to which any of its officers, employees or partners or any of its affiliates is a party or to which its affiliates or any of its affiliates’ assets are subject, nor has any of its affiliates received any notice of an investigation, inquiry or dispute by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel regarding any of their respective investment-related activities which might reasonably be expected to result in a material adverse effect on the Fund or which might reasonably be expected to materially impair the Co-Adviser’s ability to discharge its obligations under this Agreement.

f.	Licenses and Registrations. It has all governmental, regulatory, self-regulatory and exchange licenses, registrations, memberships and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships and approvals.

g.	ADV. It has provided the Adviser with a copy of Part 1 of its Form ADV and will, promptly after making any amendment to its Form ADV will notify the Adviser of such amendment.

h.	No Untrue Statements or Omissions. The information provided by the Co-Adviser to the Adviser in writing shall not, to the knowledge of the Co-Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

i.	Section 13 Filings. For purposes of Section 13(f) of the Exchange Act, and Rule 13f-1 thereunder, the Co-Adviser shall be deemed to exercise investment discretion over any “Section 13(f) securities” (as defined in Rule 13f-1(c) under the Exchange Act) held or previously held in the Allocated Portion, and shall include information regarding such securities in its reports filed on Form 13F. For purposes of Section 13(d) and 13(g) of the Exchange Act, the Co-Adviser shall be deemed the “beneficial owner” of any equity security held or previously held in the Allocated Portion, and shall include information regarding such securities, as required, in its “beneficial ownership reports” filed on Schedules 13D or 13G. For the avoidance of doubt, nothing contained in this Section 12(i) shall be understood as a representation by the Co-Adviser that it is the owner (or beneficial owner) of these securities for purposes other than those referenced herein.

j.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Co-Adviser will provide prompt written notification to the Adviser of such fact, omission, event or change of circumstance, and the facts related thereto. The Co- Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Co-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that would reasonably be expected to adversely impact the Co-Adviser’s ability to perform this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Advisory Agreement with the Trust remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing under this Agreement or the services contemplated by the Advisory Agreement with the Trust, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the federal securities laws from occurring, and correct promptly any violations that have occurred, and will provide notice promptly to the Co-Adviser of any material violations relating to the Fund, (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Co-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry or dispute by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their respective activities which might reasonably be expected to result in a material adverse effect on the Fund or which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Trust.

f.	NFA Notice. The Trust has filed, or the Adviser has filed on the Trust’s behalf, a notice of eligibility with the National Futures Association (“NFA”) for an exclusion from the definition of the term “commodity pool operator” with respect to the Fund pursuant to U.S. Commodity Futures Trading Commission (“CFTC”) Rule 4.5. The Adviser is either registered with the CFTC as a “commodity pool operator” and a member in good standing of the NFA or is relying on an applicable exemption or exclusion from registration as a commodity pool operator.

g.	Licenses and Registrations. It has all governmental, regulatory, self-regulatory and exchange licenses, registrations, memberships and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

h.	No Untrue Statements or Omissions. The information provided by the Adviser to the Co-Adviser in writing, including the Fund’s Registration Statement, any proxy statement and any other communication to current or prospective investors in the Fund, shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

i.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Co-Adviser of such fact, omission, event or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Co-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; (ii) a material event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement; or (iii) the Advisory Agreement is terminated.

14.	Renewal, Termination and Amendment.

a.	Renewal. This Agreement shall continue in effect for two (2) years commencing on the date hereof, and thereafter for successive periods of no more than 12 months each, only so long as such continuance is specifically approved at least annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of Real Asset and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) or of any person party to this Agreement, cast in accordance with the provisions of the 1940 Act and the rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the SEC or its staff.

b.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Real Asset, upon written notice to the Adviser and the Co- Adviser, (ii) by the Adviser, upon 60 days’ written notice to the Co-Adviser, or (iii) by the Co-Adviser upon 60 days’ prior written notice to the Adviser and the Fund. This Agreement may also be terminated, without the payment of any penalty, (A) by the Adviser immediately upon a material breach by the Co-Adviser of this Agreement which is not promptly cured pursuant to Section 7 hereof or (B) by the Co-Advisor, upon 10 days’ written notice to the Adviser, upon change of strategy or removal of the Co-Advisor’s strategy under Section 2(a) or a change in policies or procedures under section 2(c) which would have a material effect on the services provided by the Co-Adviser. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement or the Real Asset Co-Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time upon the mutual agreement of the Co- Adviser and the Adviser, subject to approval by the Board (including approval by those Trustees that are not “interested persons” of the Trust) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of Real Asset’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not terminate in the event that the Allocated Portion is zero.

c.	Consequences of Termination. In the event of termination of this Agreement, Sections 2(o), 4, 6, 8, 9, 14, 16, 22, 23(b), 23(e) and 23(g) shall survive such termination of this Agreement. Section 15 of this Agreement shall survive for a period of two (2) years following termination of this Agreement. Termination of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to the Co-Adviser under this Agreement. Termination of this Agreement shall not affect the obligation of the Adviser to pay the Co-Adviser the compensation earned up to and including the date of termination pursuant to Section 5 of this Agreement.

15.	Confidentiality.

a.	Except as expressly authorized in this Agreement or as required by applicable law, regulation, regulation of any self-regulatory organization, court order or other judicial process, or as requested by a regulator, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Parties and/or their affiliates or investors, or potential investors, therein obtained in connection with the services rendered under this Agreement, including, without limitation, Portfolio Information (the “Information”); provided that the Recipient Party may make such disclosure to its directors, officers, partners, employees, agents, advisors, service providers, potential financing counterparties or representatives, including legal and compliance personnel (collectively, the “Representatives”) who (i) need to know the Information in connection with this Agreement, (ii) have been informed of the confidential nature of such Information and (iii) have been advised that such Information is to be kept confidential and not used for any other purpose. The term “Information” will not include information that (i) is or becomes publicly available other than as a result of a disclosure by the Recipient Party in violation of this section; (ii) is or becomes available to the Recipient Party or its Representatives from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives, does not have an obligation of confidentiality to the Disclosing Party with respect to such information; (iii) was already in the Recipient Party’s possession or the possession of its Representatives prior to receiving such information from the Disclosing Party; or (iv) is developed independently by the Recipient Party or its Representatives without use of the Information. For the avoidance of doubt, nothing in this Section 15(a) will be deemed to prevent the Recipient Parties from disclosing Information pursuant to any applicable law or in response to a request from a regulatory or judicial authority of competent jurisdiction. The Adviser agrees that it will not use the information provided by the Co-Adviser to try to “reverse engineer” the investment and trading methodologies and strategies of the Co-Adviser.

b.	Portfolio Information. As used in this Agreement, “Portfolio Information” means confidential and proprietary information with regard to the portfolio holdings, investment activity and characteristics of the Fund. In addition to the requirements of subsection (a) above, the Adviser and the Co-Adviser will restrict access to the Portfolio Information to those employees of the Adviser and the Co-Adviser or their affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund and the Adviser, and each of the Adviser and the Co-Adviser will be obligated to ensure that it is used only for such purposes. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit the Fund or the Adviser from providing Portfolio Information in connection with any bona fide due diligence request from a party that is under an obligation of confidentiality to the Fund or to the Adviser or any of its affiliates.

c.	Each of the Adviser and the Co-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Information.

d.	Each Recipient Party acknowledges the global nature of each Disclosing Party’s businesses and the efforts the Disclosing Parties undertake to develop, preserve and protect their Information and their business and competitive advantage and goodwill. Accordingly, each Recipient Party acknowledges and agrees that the restrictions, limitations and obligations in this section are reasonable and necessary for the protection of the legitimate business interests of the Disclosing Parties and their affiliates. Each Recipient Party also acknowledges that the Disclosing Parties would not have entered into this Agreement unless the Recipient Party agreed to such restrictions, limitations, and obligations.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission (when actually received by the intended recipient) or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Co-Adviser:

Kristen Richards

Chiron Investment Management, LLC

10 East 53rd Street

New York, NY 10022

Email: Kristen.Richards@fsinvestments.com

Adviser:

Stephen S. Sypherd

FS Investments

FS Fund Advisor, LLC

201 Rouse Boulevard

Philadelphia, PA 19112

Tel. (215) 495-1185

e-mail: stephen.sypherd@fsinvestments.com, with a copy to

Kristen.richards@fsinvestmenst.com

To the extent the Co-Adviser is required to deliver any reports or financial information related to the Allocated Portion and/or the services provided by the Co-Adviser hereunder, the Adviser and the Fund consent to electronic delivery of all such items. The Adviser and/or the Fund may revoke this consent at any time and request all such items be sent in hard copy

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity.

The Co-Adviser shall maintain business continuity, disaster recovery and backup capabilities and facilities, through which the Co-Adviser will be able to perform its obligations hereunder with minimal disruptions or delays. Upon request, the Co- Adviser shall provide to the Adviser copies of its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund and the Chief Compliance Officer of the Fund in complying with Rule 38a-1. The Co-Adviser represents that it tests its plan(s) on at least an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

19.	Personnel.

The Co-Adviser shall perform background screening (including review of records as to criminal conduct) of each employee of the Co-Adviser hired on or after the date of this Agreement who will or may have material access to Information, including at the time such employee is hired by the Co-Adviser or, if such background check was not performed at the time of hire, at such times as an employee’s duties begin to include investment or oversight authority over a material portion of the Co-Adviser’s assets under management.

20.	Limitation on Consultation.

In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Co-Adviser is not permitted to consult with any other co-adviser or sub-adviser to the Fund or any co-adviser or sub-adviser to any other portion of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets.

21.	Lists of Affiliated Persons.

The Adviser shall provide the Co-Adviser with a list of each person who is (i) an “affiliated person” as such term is defined in the 1940 Act, of the Adviser and the Trust or (ii) a principal underwriter of the Fund. The Co-Adviser shall provide the Adviser with a list of each person who is an “affiliated person” as such term is defined in the 1940 Act, of the Co-Adviser. Each of the Adviser and the Co-Adviser agrees promptly to update such list whenever the Adviser or the Co-Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

22. Cooperation.

The Co-Adviser shall cooperate reasonably with the Adviser for purposes of filing any required reports, and responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The Co-Adviser will work in good faith with the Adviser and the Fund’s service providers upon request to ensure the orderly daily operation of the Fund (including, without limitation, reasonably assisting with preparation of regulatory filings and responding to regulatory requests that relate to the Allocated Portion).

23. Miscellaneous.

a.	Further Actions. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

b.	Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of Delaware.

c.	Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices hereto.

d.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

e.	Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

f.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

g.	Third-Party Beneficiary. The Fund (but, for the avoidance of doubt, not the Fund’s shareholders) is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party to it.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH COMMODITY TRADING ADVISORS WHOSE CLIENTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, THIS DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF INVESTING WITH THE CO-ADVISER OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION HEREIN. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below and effective as of the day and year first above written.

FS FUND ADVISOR, LLC

By:	/s/ Stephen S. Sypherd	Date: April 11, 2022
Name:	Stephen S. Sypherd
Title:	Managing Director & General Counsel

CHIRON INVESTMENT MANAGEMENT, LLC

By:	/s/ Ryan Caldwell	Date: April 11, 2022
Name:	Ryan Caldwell
Title:	Authorized Signer

FS REAL ASSET FUND (CAYMAN)

By:	/s/ James Bernstein	Date: April 11, 2022
Name:	James Bernstein
Title:	Vice President & Secretary